Table of Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: April 6, 2007
UROPLASTY, INC.
(Exact name of registrant as specified in charter)

000-20989 (Commission File No.)	41-1719250 (IRS Employer Identification No.)
Minnesota
(State or other jurisdiction of incorporation or organization)
5420 Feltl Road
Minnetonka, Minnesota 55343
(Address of principal executive offices)
952-426-6140
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name and Address)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 of the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 1.01. Entry into a Material Definitive Agreement
On April 6, 2007, we closed on the previously-announced asset purchase agreement with CystoMedix, Inc., pursuant to which we acquired solely the intellectual property assets related to our Urgent® PC neuromodulation system. In consideration, we will issue CystoMedix 1,417,144 shares of our common stock.
Item 1.02. Termination of a Material Definitive Agreement
In April 2005, we entered into an exclusive manufacturing and distribution agreement, pursuant to which we manufacture and sell the Urgent PC system in the United States and certain European countries. That agreement terminated upon the closing, in April 2007, of the asset purchase agreement.
Item 3.02. Unregistered Sales of Equity Securities
We will issue 1,417,144 unregistered common shares to CystoMedix in consideration for the intellectual property assets of CystoMedix we acquired under the asset purchase agreement closed in April 2007. We believe the sale to CystoMedix of our securities will be exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereunder. Among other representations, CystoMedix agreed to acquire the shares for investment purposes. We will place a restrictive legend on the certificate representing the shares and a stop transfer order regarding the shares with our transfer agent.
Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics
(a)	On April 11, 2006, our Board of Directors approved a revised Code of Ethics. Generally, the revised Code of Ethics is more detailed than our original version. We are filing a copy of the new version as an exhibit to this report. You can also access a copy of our revised Code of Ethics at our website (www.uroplasty.com).
Item 9.01. Financial Statements and Exhibits
(c) Exhibits (filed herewith)

Exhibit No.	Description
14.1	Revised Code of Ethics titled Code of Business Conduct and Ethics for Directors, Officers and Employees

99.1	Press Release dated April 9, 2007
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: April 11, 2007

UROPLASTY, INC.
By:	/s/ Mahedi A. Jiwani
Mahedi A. Jiwani
Vice President, Chief Financial Officer and Treasurer